JOAN B. MIASTKOWSKI
Assistant Vice President
And Assistant Secretary







                                                               [EQUITABLE LOGO]







         I, JOAN B. MIASTKOWSKI, ASSISTANT VICE PRESIDENT AND ASSISTANT SECRETARY of THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, do hereby certify that attached hereto marked "EXHIBIT A" is a true and a correct copy of Resolution No. 86-86, duly adopted by the Board of Directors at a meeting held on October 16, 1986, at which a quorum was present and acting throughout; that said resolution has not been amended, annulled, rescinded, or revoked; and that said resolution is now in full force and effect.



         IN WITNESS WHEREOF, I have hereunto affixed my signature and the Seal of said Society this 26th day of May, 1987.

                                              /s/ Joan B. Miastkowski
                                              ---------------------------------
                                              Assistant Vice President
                                               and Assistant Secretary






EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES o 787 Seventh Avenue, New York, N.Y. 10019


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                                                                      EXHIBIT A


                             PROPOSED RESOLUTIONS RE
             REORGANIZATION OF SEPARATE ACCOUNTS A, C, D, E, J AND K

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       WHEREAS, it has been recommended (i) that Equitable reorganize Separate
Accounts A, C, D, E, J and K (the "Separate Accounts") into one separate account organized as a unit investment trust ("UIT") with an underlying mutual fund (the "Fund") in the form of a Massachusetts Business Trust, (ii) that Equitable's Equivest and Equiplan new and existing group deferred variable annuity contracts for the IRA, TSA and other tax-favored (qualified or non-qualified) markets (the "Contracts") currently being funded through the Separate Accounts be funded through the UIT, and (iii) that Equitable continue to perform administrative, recordkeeping and, along with Equitable Investment Management Corporation, investment advisory functions for the Contracts and the UIT, all as more fully set forth in the memorandum dated October 3, 1986, from Executive Vice President Barth to Senior Executive Vice President and Chief Operating Officer Walsh submitted to and filed with the records of this meeting; and

       WHEREAS, it is necessary or desirable to enter into, amend or terminate various agreements among Equitable, the Separate Accounts, the Fund, and various other parties, pursuant to and contingent upon the proposed reorganization;

       NOW, THEREFORE, BE IT

       RESOLVED, That the proposed reorganization of the Separate Accounts (the "reorganization"), as set forth in the memorandum of Executive Vice President Barth, is hereby authorized and approved; and

       FURTHER RESOLVED, That all matters contemplated by the reorganization, including but not limited to:

       1) the combination of the Separate Accounts into one separate account organized as a UIT,

       2) organization of the Fund as a Massachusetts Business Trust and the investment of the assets of the UIT in the Fund, and

       3) the retention of administrative, recordkeeping and investment responsibilities for the Contracts and the Fund by Equitable,

are hereby authorized and approved, subject to any necessary regulatory and participant approval of the reorganization; and

       FURTHER RESOLVED, That the Committees of the Separate Accounts will be dissolved, effective with and contingent upon the reorganization; and


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                                      -2-

       FURTHER RESOLVED, That Deloitte Haskins & Sells shall continue as independent auditors of the UIT; and

       FURTHER RESOLVED, That authority is hereby granted to seek all necessary regulatory approvals including, without limitation, the amendment of the registration statements of the Separate Accounts and the filing of exemptive applications and amendments thereto, and to take all further necessary or desirable actions in connection with the reorganization and the organization and registration of the Fund, and the retention of administration of the Contracts by Equitable; and

       FURTHER RESOLVED, That any Executive Vice President is hereby authorized and directed, on behalf of Equitable, as initial shareholder of the Fund, in connection with the Initial Special Shareholder's Meeting of the Fund, to vote shares held by Equitable in the Fund, in accordance with instructions given by the participants executing the proxies solicited by the Separate Account Committees and, to the extent instructions are not given, to vote the proxies as follows:

       1) FOR the election of the members of the Board of Directors or trustees of the Fund, the number of members to be 7;

       2) FOR the combination of Separate Account C with and into Separate Account A, and the modernization of investment policies generally, including addition of provisions for hedging;

       3) FOR the selection of Deloitte Haskins & Sells as the independent auditors of the Fund for the year 1987; and

       4) FOR approval of the Investment Advisory Agreement of the Fund as described in the Proxy Statement; and

       FURTHER RESOLVED, That any Executive Vice President is authorized, from time to time, to vote the shares held by Equitable in the Fund, with or, unless required by law, without participant instructions; and

       FURTHER RESOLVED, That amendment or termination of the custody agreements between the Separate Accounts and their custodians, the Investment Management Agreements among Equitable, the Separate Accounts and Equitable Investment Management Corporation and the Sales and Administration Agreements between Equitable and the Separate Accounts, and/or the entry into new similar agreements with substantially similar terms among the custodians, Equitable, the UIT, Equitable Investment Management Corporation and the Fund, as appropriate, contingent upon the reorganization, is hereby authorized and approved; and

       FURTHER RESOLVED, That the entry into Servicing Agreements between the Equitable and the UIT and the Fund, as appropriate, contingent upon the reorganization and subject to any necessary approval of the participants, is hereby authorized and approved; and

       FURTHER RESOLVED, That authority is hereby granted to take all actions necessary or desirable to operate the UIT, including without limitation, the creation of new divisions and the modification or elimination of divisions, and to administer the Contracts.